                                                                      EXHIBIT 12

                          AVERY DENNISON CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                   Second Quarter Ended              Year-to-Date
                                                   ---------------------         ---------------------
                                                     1994           1993            1994          1993
                                                   ------         ------         -------        ------
Earnings:
  Income before income taxes                        $44.3          $35.6          $ 84.3         $71.4
  Add:    Fixed charges*                             16.4           14.5            32.5          28.7
            Amortization of capitalized interest       .2             .3              .5            .5
  Less:   Capitalized interest                        (.6)           (.6)           (1.3)         (1.0)
                                                    -----          -----          ------         -----
                                                    $60.3          $49.8          $116.0         $99.6
                                                    =====          =====          ======         =====
  *Fixed charges:
  Interest expense                                   11.9           10.4            23.4          20.2
  Capitalized interest                                 .6             .6             1.3           1.0
  Amortization of debt issuance                        .1             .1              .2            .2
  Interest portion of leases                          3.8            3.4             7.6           7.3
                                                    -----          -----          ------         -----
                                                    $16.4          $14.5          $ 32.5         $28.7
                                                    =====          =====          ======         =====
Ratio of Earnings to Fixed Charges                    3.7            3.4             3.6           3.5
                                                    =====          =====          ======         =====

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.